Exhibit 99.1

Aravive Announces Top-Line Results from Phase 3 AXLerate-OC Study of Batiraxcept in Platinum-Resistant Ovarian Cancer

●	Trial did not meet primary endpoint of progression-free survival

●	Cash at the end of Q2 of approximately $18M (unaudited) is expected to be sufficient to fund operations into early Q4 2023

HOUSTON, August 2, 2023 (GLOBE NEWSWIRE) – Aravive, Inc. (Nasdaq: ARAV, “the Company”), a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease, today announced that its Phase 3 AXLerate-OC trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer did not meet its primary endpoint of progression-free survival (PFS) in the pre-specified subset of patients naïve to prior bevacizumab treatment. The trial did not show any difference between the two arms in the overall population (which included patients previously treated with bevacizumab). The Company will continue to evaluate the complete dataset and determine next steps in the development of batiraxcept.

“We are conducting additional analyses on the AXLerate-OC Phase 3 trial to further evaluate the results of this study and determine the best path forward with our two other planned indications in renal cell carcinoma and pancreatic cancer,” said Gail McIntyre, Ph.D., DABT, Aravive’s President and Chief Executive Officer. “We want to thank the patients who participated in this trial, the clinical investigators, and the Aravive team for their hard work, as we continue to pursue our goal of finding innovative cancer treatments for patients in need.”

Key Findings from AXLerate-OC Study

AXLerate-OC enrolled 366 patients, and randomization was stratified for prior bevacizumab treatment; 50% of patients received bevacizumab prior to study entry. The statistical analysis plan called for a hierarchical approach for the assessment of PFS first in the bevacizumab-naïve population and then in the overall cohort of patients. In the bevacizumab-naïve population (n=179), the median PFS in the batiraxcept plus paclitaxel arm was 5.4 months, compared to 5.4 months in the paclitaxel arm. In the overall population, the median PFS in the batiraxcept plus paclitaxel arm was 5.1 months, compared to 5.5 months in the paclitaxel arm. None of these differences were statistically different.

The safety profile of batiraxcept was as expected from previous studies. No new safety signals were identified.

“Although AXLerate-OC did not meet the primary endpoint, I look forward to working with Aravive to analyze the Phase 3 data and determine the most appropriate path to bring batiraxcept to those patients who may benefit most,” said Dr. Katherine Fuh, Associate Professor, UCSF Division of Gynecologic Oncology.

About the Phase 3 PROC Trial

The global, randomized, double-blind, placebo-controlled adaptive trial (GOG-3059/ENGOT OV-66) is designed to evaluate efficacy and safety of batiraxcept at a dose of 15 mg/kg in combination with paclitaxel. The trial enrolled 366 patients with high-grade serous ovarian cancer who have received one to four prior lines of therapy at approximately 165 sites in the U.S. and Europe. The primary endpoint for the trial is progression free survival and the secondary endpoint is overall survival. Exploratory endpoints include objective response rate, duration of response, quality of life, clinical benefit rate, pharmacokinetic and pharmacodynamic profile, and sAXL/GAS6 ratio. This trial was conducted in partnership with The GOG Foundation, Inc. (GOG-F), through the GOG Partners program in the USA and in partnership with the European Network for Gynecological Oncological Trial (ENGOT) groups in Europe. The Phase 3 trial is listed on clinicaltrials.gov NCT04729608.

About Aravive

Aravive, Inc. is a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease. Batiraxcept (formerly AVB-500), is an ultra-high affinity decoy protein that binds to GAS6, the sole ligand that activates AXL, thereby inhibiting metastasis and tumor growth, and restoring sensitivity to anti-cancer agents. Batiraxcept has been granted Fast Track Designation by the U.S. FDA for both clear cell renal cell carcinoma and platinum-resistant ovarian cancer and Orphan Drug Designation by the European Commission in platinum resistant recurrent ovarian cancer. The Company is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016. Additional information at www.aravive.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and includes statements regarding continuing to evaluate the complete dataset and determine next steps in the development of batiraxcept and continuing to pursue the Company’s goal of finding innovative cancer treatments for patients in need. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to the ability to continue to develop batiraxcept and pursue the Company’s goal of finding innovative cancer treatments for patients in need, the ability to enroll patients as anticipated, the ability to provide data when anticipated and to continue ongoing trials; the Company's dependence upon batiraxcept; batiraxcept's ability to have favorable results in clinical trials; the clinical trials of batiraxcept having results that are as favorable as those of preclinical and clinical trials; the ability to receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that batiraxcept may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing batiraxcept; if batiraxcept is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; and the Company's reliance on its licensor of intellectual property and financing needs, the ability to obtain financing and the cash runway being sufficient to sustain operations into the fourth quarter of 2023. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors, LLC

212-915-2577

cdavis@lifesciadvisors.com